FOR IMMEDIATE RELEASE

SUPERVALU NAMES SHERRY SMITH
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Minneapolis, December 9, 2010 — SUPERVALU (NYSE: SVU) announced today it has named Sherry Smith executive vice president, chief financial officer. Smith, 49, who has nearly 25 years of experience in the grocery industry and with SUPERVALU, most recently served as the company’s interim CFO. She will assume her new role immediately and will report directly to Craig Herkert, CEO and president.

“Sherry brings extensive knowledge and understanding of our industry, business and evolving culture.  Her appointment today reflects the confidence I have in her ability to serve in this important senior management position,” said Herkert.   “I am grateful for the work that Sherry performed as our interim CFO.  Her guidance and leadership during the past several months made it increasingly clear to the Executive Search Committee and me that she is the best candidate to lead our finance efforts going forward.”

Smith came to SUPERVALU in 1987 and has held a variety of positions in the corporate accounting and financial reporting areas of the company, including vice president, corporate controller and treasurer. Prior to serving as the interim CFO, Smith was the company’s senior vice president, finance, for eight years. She has been active in key initiatives of the company, including acquisitions and business realignment activities, and she has worked closely with other members of management in strengthening our relationships with various banking and financial partners. She is a certified public accountant and began her career with McGladrey and Pullen, serving primarily manufacturing and financial institution clients.

About SUPERVALU INC.
SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $38 billion. SUPERVALU serves customers across the United States through a network of approximately 4,280 stores composed of approximately 1,160 traditional retail stores, including 813 in-store pharmacies; 1,210 hard-discount stores, of which 876 are operated by licensee owners; and 1,910 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 150,000 employees. For more information about SUPERVALU visit www.supervalu.com.

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Media contact:
Mike Siemienas
952-828-4245
mike.siemienas@supervalu.com

Investor contact:
Kenneth Levy
952-828-4540
kenneth.b.levy@supervalu.com